Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:


                       Votes for    Votes withheld
Liaquat Ahamed           15,617,405 	   576,121
Ravi Akhoury             15,613,510        580,016
Barbara M. Baumann       15,690,242        503,284
Jameson A. Baxter        15,637,895        555,631
Charles B. Curtis        15,606,957        586,569
Robert J. Darretta       15,641,288        552,238
Katinka Domotorffy       15,629,258 	   564,268
John A. Hill             15,623,229 	   570,296
Paul L. Joskow           15,631,179 	   562,347
Kenneth R. Leibler       15,638,251 	   555,275
Robert E. Patterson      15,635,755 	   557,771
George Putnam, III       15,638,327 	   555,198
Robert L. Reynolds       15,634,472 	   559,054
W. Thomas Stephens       15,620,299 	   573,227

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for  Votes against  Abstentions  Broker non-votes
12,343,174       329,809    547,464 	    2,973,079

March 27, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for  Votes against  Abstentions	Broker non-votes
12,532,580  1,234,191      656,273       2,674,337


All tabulations are rounded to the nearest whole number.